                                                                   Exhibit 10.02


                            ASSET PURCHASE AGREEMENT

                           ENTERED INTO AND EFFECTIVE

                             AS OF JANUARY 1, 2001,

                                 BY AND BETWEEN

                NATURAL GAS ACQUISITION CORPORATION (THE "BUYER")

                                       AND

                  GREAT LAKES COMPRESSION, INC. (THE "SELLER")

                                TABLE OF CONTENTS

                                                                                                                       Page
                                                                                                                       ----
1.       Assets to be Purchased..................................................................................        1

2.       Effective Date and Time of Purchase.....................................................................        2

3.       Closing; Termination....................................................................................        2

4.       Purchase Price..........................................................................................        4

5.       Adjustments of Purchase Price...........................................................................        6

6.       Acquisition of Rights and Assumptions of Obligations and
         Liabilities.............................................................................................        8

7.       Conduct of Business in Ordinary Course..................................................................        8

8.       Current Information.....................................................................................        9

9.       Seller's Representations and Warranties.................................................................        9

10.      Buyer's Representations, Warranties and Disclaimer......................................................       19

11.      Consents and Approvals..................................................................................       20

12.      Completion of Work in Process...........................................................................       21

13.      Conditions of Buyer to Closing..........................................................................       21

14.      Conditions of Seller to Closing.........................................................................       23

15.      Restrictive Covenants...................................................................................       23

16.      Employment of Seller's Personnel........................................................................       24

17.      Covenants of Buyer after the Closing....................................................................       24

18.      Events of Default by Buyer..............................................................................       31

19.      Further Assurances......................................................................................       34

20.      Related Agreements......................................................................................       34

21.      Dispute Resolution......................................................................................       34

22.      Indemnification.........................................................................................       34

23.      Post-Closing Access to Information......................................................................       37

24.      Miscellaneous Provisions................................................................................       37

         EXHIBITS AND SCHEDULES

         Schedule 1(a)              Tangible Fixed Assets

         Schedule 1(b)              Compression Fleet Assets

         Schedule 1(c)              Compressor Leases

         Schedule 1(d)              Service Only Contracts - Reciprocating Compressors

         Schedule 1(e)              Service Only Contracts - Rotary Compressors

         Schedule 1(f)              Intangible Assets

         Exhibit 3(b)(1)            Warranty Deed

         Exhibit 3(b)(2)            Bill of Sale

         Exhibit 3(b)(3)            Assignment of Contract and Contract Rights

         Exhibit 3(c)(1)            Guaranty by NGSG

         Exhibit 3(c)(2)            Security Agreement

         Exhibit 3(c)(3)            Mortgage

         Exhibit 3(c)(4)            Pledge Agreement

         Exhibit 3(c)(5)            UCC-1 Statements

         Schedule 4                 Price Allocation

         Schedule 7                 Assets Conveyed to Seller's Affiliate

         Exhibit 9(e)               Certificate of Non-Foreign Status

         Schedule 9(i)(3)           Retained Compression Business Assets

         Schedule 9(1)              Seller's Employees

         Schedule 9(o)(8)           Underground Tanks

         Schedule 11                Customers' Consents

         Schedule 12                Work in Process

         Exhibit 13(d)(1)           Compressor Maintenance Agreements

         Exhibit 13(d)(2)           Commitment Agreement

         Exhibit 13(d)(3)           Standard Gas Compressor Equipment Master Rental and Servicing Agreement

         Exhibit 13(d)(4)           Seller's Certificate regarding Closing Consideration

         Schedule 16                Employees To Be Offered Positions

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is entered into and is effective as of January 1, 2001, by and between Natural Gas Acquisition Corporation, a State of Colorado corporation, located at 2911 SCR 1260, Midland, Texas 79706 (the "Buyer") and Great Lakes Compression, Inc., a State of Michigan corporation, located at 16945 Northchase Drive, Suite 1750, Houston, Texas 77060 (the "Seller"). The Buyer and the Seller are referred to herein collectively as the "Parties" and severally as a "Party."

                                    RECITALS

         A. Seller owns, manages and operates a business (the "Compression Business") engaged (1) in the manufacture, fabrication, sales and leasing of natural gas compressors and gas compressor equipment that it markets and distributes regionally to oil and gas producers, and (2) in the providing of service and maintenance for natural gas compressors sold and leased by it or by other manufacturers.

         B. Buyer desires to purchase from Seller and Seller desires to sell to Buyer substantially all of the tangible and intangible assets used in, held for the use in, and held for the benefit of the Compression Business.

         C. Buyer and Seller desire to enter into this Agreement to effect the purchase and sale of such assets, free and clear of all liens and encumbrances except as created pursuant to this Agreement, pursuant to the terms and conditions set forth herein.

                               TERMS OF AGREEMENT

         Now therefore, in consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties and covenants contained herein, the Parties agree as follows:

         1. Assets to be Purchased. Subject to the provisions of this Agreement, Buyer agrees to purchase and Seller agrees to sell all of Seller's right, title and interest in and to all operating compression related assets of Seller existing as of the Closing Date (as hereinafter defined) that are necessary to continue the Compression Business of Seller (the "Acquired Assets"). The Acquired Assets include the following:

                  (a) The tangible fixed assets owned or leased by Seller described on Schedule 1(a), including the equipment, machinery, furniture, trucks, tractors, trailers, tools, dies, jigs and real estate;

                  (b) The compression fleet assets owned or leased by Seller described on Schedule 1(b), including compressors utilized as Seller's rental fleet and all of Seller's Compression Business inventory. These assets shall include manufactured and purchased parts, work in process, supplies, packaging goods, inventory and back orders;

                  (c) All leases of compressors by Seller and all leases of Seller's compressors (including leased compressors) to third parties, whether such leases are written or verbal, including all rights to monthly rental and service revenue relating thereto and obligations for lease expenses associated therewith, all as described on Schedule 1(c);

                  (d) All service only contracts for reciprocating compressors owned by Dominion Midwest Energy, Inc., and monthly service revenue associated therewith as described on Schedule 1(d);

                  (e) All service only contracts for rotary compressors owned by Dominion Midwest Energy, Inc., and monthly service revenue associated therewith as described on Schedule 1(e);

                  (f) The intangible Compression Business assets owned by Seller, including but not limited to, the current corporate name (Great Lakes Compression, Inc.), the assumed name variations associated with that corporate name and the patents, trademarks, service marks, trade names, copyrights and applications, all as set forth on Schedule 1(f); and

                  (g) Any other item of Seller necessary to ensure continuity in operation of the Compression Business by Buyer, including but not limited to back orders and orders under evaluation.

         2. Effective Date and Time of Purchase. The effective date of the sale of the Acquired Assets shall be January 1, 2001, at 12:01 a.m. Eastern Standard Time (the "Effective Date").

         3. Closing; Termination.

                  (a) The closing of the purchase and sale of the Acquired Assets (the "Closing") shall occur on March 21, 2001, unless both Parties agree to extend the date of the Closing to a later date, or the date of the Closing is extended as further provided in this Agreement. The date on which the Closing actually takes place is referred to herein as the "Closing Date." The Closing shall be held at the offices of Dominion Exploration and Production Inc. ("DEPI"), 4 Greenspoint Plaza, Suite 1750, 16945 Northchase Drive, Houston, Texas 77060.

                  (b) At the Closing, Seller shall convey the Acquired Assets to Buyer by the following instruments:

                           (1) A Warranty Deed, the form of which is attached
                  hereto as Exhibit 3(b)(1), conveying the real estate described on Schedule 1(a) attached hereto to Buyer, free and clear of all liens and encumbrances except as created pursuant to this Agreement.

                           (2) A Bill of Sale, the form of which is attached
                  hereto as Exhibit 3(b)(2).

                           (3) An Assignment of Contracts and Contract Rights,
                  the form of which is attached hereto as Exhibit 3(b)(3).

                           (4) All other documents reasonably determined by
                  Buyer and the closing title insurance company to be necessary to transfer the Acquired Assets to Buyer free and clear of all liens and encumbrances except as created pursuant to this Agreement.

         (c) At the Closing, Buyer shall execute and deliver, or cause to be executed and delivered, the following instruments:

                  (1) A guaranty agreement (the "Guaranty"), the form of which is attached hereto as Exhibit 3(c)(1), by Natural Gas Services Group, Inc. ("Guarantor") for the benefit of Seller, guaranteeing all of Buyer's obligations under this Agreement and the Collateral Documents (as hereinafter defined).

                  (2) A security agreement (the "Security Agreement"), the form of which is attached hereto as Exhibit 3(c)(2), between Buyer and Seller, pursuant to which Buyer grants to Seller a lien and security interest in all of the non-real estate Acquired Assets and all of the equipment, inventory, accounts and other non-real estate assets (tangible and intangible) Buyer may from time to time own or possess, to secure Buyer's obligations under this Agreement and the Collateral Documents.

                  (3) A mortgage (the "Mortgage"), the form of which is attached hereto as Exhibit 3(c)(3), between Buyer and Seller,, pursuant to which Buyer grants to Seller a lien on all real estate Acquired Assets to secure Buyer's obligations under this Agreement and the Collateral Documents.

                  (4) A stock pledge agreement (the "Pledge Agreement"), the form of which is attached hereto as Exhibit 3(c)(4), by Guarantor, pursuant to which Guarantor pledges to Seller all of the capital stock in Buyer to secure Buyer's obligations under this Agreement and the Collateral Documents.

                  (5) UCC-1 financing statements, the forms of which are attached hereto as Exhibit 3(c)(5), with respect to the Collateral (as hereinafter defined), duly filed in all appropriate offices.

                  (6) Such other agreements, certificates, documents and instruments as Seller may reasonably require in order to evidence, secure or perfect Buyer's obligations with respect to the Deferred Purchase Price and Seller's liens and security interest in the Collateral.

         (d) If the Closing does not occur on or before March 21, 2001, and the cause of such non-occurrence is that all conditions of Closing precedent to a Party's obligation to close, as set forth in Sections 13 or 14 hereof, as applicable, have not been satisfied or waived by the other Party, then the Party who is not obligated to close because certain conditions precedent to that Party's obligation have not been satisfied may elect, at any time after such date and notwithstanding any provision of this Agreement providing for an extension of the date of the Closing, to terminate this Agreement without liability to the terminating Party by giving notice of such termination to the other Party; provided, however, that the terminating Party is not, at the time of giving such termination notice, in breach of any of its covenants, warranties or obligations hereunder.

         4. Purchase Price. Subject to such adjustments as may be provided for herein, Buyer shall pay to Seller, at the Closing, Eight Million Dollars ($8,000,000) (the "Purchase Price") for all of Seller's right, title and interest in and to the Acquired Assets. The Purchase Price is allocated among the Acquired Assets as provided on Schedule 4. The Purchase Price shall be paid by Buyer in the following manner:

                  (a) Buyer agrees to pay the sum of One Million Dollars ($1,000,000) (the "Down Payment") to Seller on the Closing Date. The payment shall be made by wire to Seller's account. Wiring instructions shall be provided by Seller to Buyer not less than 24 hours prior to the Closing.

                  (b) Buyer agrees to pay the sum of Seven Million Dollars ($7,000,000), as adjusted in accordance with Sections 5(e) and 5(f), below, (the "Deferred Purchase Price") to Seller, or order, together with interest thereon, as follows:

                           (1) Interest shall accrue on the unpaid balance of
                  the Deferred Purchase Price from the Effective Date until the Deferred Purchase Price is paid in full at a rate equal to nine percent (9%) per annum (the "Interest Rate"). Interest shall be paid for the actual number of days elapsed based on a 360-day year. Accrued interest shall be payable on the first business day of each month.

                           (2) If not sooner paid, the entire amount of Deferred
                  Purchase Price remaining outstanding shall be due and payable in full on the date (the "Final Payment Date") that is two (2) years after the Closing Date. The Deferred Purchase Price may be prepaid in whole or in part at any time and from time to time. No partial prepayment shall affect the obligation of Buyer to make any payment of interest or any portion of the Deferred Purchase Price on the date due or to pay the entire balance of the Deferred Purchase Price on the Final Payment Date. Payments or prepayments with respect to the Deferred Purchase Price shall be applied first to accrued and unpaid interest and then to the balance of the Deferred Purchase Price.

                           (3) As and when Buyer sells any item included in the
                  Acquired Assets, Buyer shall, within fifteen (15) days of receipt by Buyer of the consideration for such sale, prepay to Seller a portion of the Deferred Purchase Price equal to 0.875 multiplied by the amount of the Purchase Price allocable to such item according to the allocation of Purchase Price set forth in Schedule 4.

                           (4) On or before the 15th day of each calendar month,
                  Seller shall endeavor to send to Buyer an invoice with a calculation of the interest to be due on the first day of the following month and with wiring instructions for Buyer to make such payment. If Seller has provided wiring instructions for such payment, Buyer shall make each payment of interest and any portion of the Deferred Purchase Price then due in Federal funds to the account identified in Seller's instructions. The failure of Seller to send such invoice or wiring instructions shall not relieve Buyer of its obligation to make the payment when due, and in such case Buyer shall calculate the interest and shall send the required payment in accordance with the wiring instructions last provided by Seller.

                           (5) If any payment of interest or of the Deferred
                  Payment Price is not paid when due, then such overdue payment thereafter shall bear interest until the overdue payment is made at an annual default rate equal to the Interest Rate plus five percent (5%) (the "Default Rate"). In addition, Buyer shall pay to Seller a late charge equal to five percent (5%) of any amount that is not received within ten (10) days after its due date. Acceptance by Seller of any late payment without interest at the Default Rate or without an accompanying late charge shall not be deemed a waiver of Seller's right to receive interest at the Default Rate or such late charge with respect to such payment or any subsequent payment received more than ten days after its due date.

                           (6) Buyer agrees to pay all expenses, including court
                  costs and reasonable attorneys' fees, incurred in collecting the Deferred Purchase Price and interest thereon, in preserving or disposing of any collateral given as security for the payment of the Deferred Purchase Price or in defending or prosecuting any action relating to the Deferred Purchase Price.

                           (7) Buyer and each guarantor of Buyer's obligations
                  with respect to the Deferred Purchase Price jointly and severally (i) waive presentment, demand, protest and notice of dishonor, (ii) waive, to the extent permitted by law, all exemptions, whether homestead or otherwise, as to the obligation to pay the Deferred Purchase Price, to pay interest thereon and to pay all other sums due under this Agreement or the Collateral Documents with respect to the Deferred Purchase Price or any collateral therefor (collectively, the "Deferred Purchase Obligations"), (iii) waive any right which they may have to require Seller to proceed against any other party or foreclose on any collateral given to secure the payment of the Deferred Purchase Obligations, (iv) agree that, without notice to any party to this Agreement and without affecting any such party's liability, Seller, at any time or times, may grant extensions of the time for any payment under this Agreement, release any such party from its obligation to make payments with respect to the Deferred Purchase Obligations, permit the renewal of the Deferred Purchase Obligations or permit the substitution, exchange or release of any security or collateral for the Deferred Purchase Obligations, (v) waive any right they may have to require reinstatement of the Deferred Purchase Obligations after the occurrence of an Event of Default (as hereinafter defined) and (vi) waive, to the extent permitted by law, any right they may have to a trial by jury in any action or proceeding to enforce or collect the Deferred Purchase Obligations, whether such action or proceeding is instituted by Seller, Buyer or any other party.

                           (8) Nothing contained in this Agreement shall require
                  Buyer to pay interest at a rate exceeding the maximum rate permitted without penalty by applicable law to be charged by Seller. If the amount of interest will exceed the maximum amount permitted without penalty by applicable law to be charged by Seller, the amount of such interest shall be automatically reduced to such maximum permissible amount.

                           (9) Except as provided in Sections 5(e) and 5(f), no
                  post-closing adjustments to the Purchase Price or indemnification obligations of the Parties provided for in this Agreement shall affect the amount of, or Buyer's obligation to pay, the Deferred Purchase Price. All of the Deferred Purchase Obligations shall be absolute and unconditional and independent of any and all of Seller's obligations and liabilities under this Agreement or under any other agreement, whether arising before, on or after the Closing Date, and Buyer shall have no right of offset or deduction with respect to the Deferred Purchase Obligations.

         5. Adjustments of Purchase Price. The Parties acknowledge that accounts receivable and accounts payable with respect to the Acquired Assets have been generated and will be generated before, on and after the Effective Date and before, on and after the Closing. The Purchase Price shall be adjusted with respect to accounts receivable and accounts payable as follows:

                  (a) Buyer shall not be responsible for costs and expenses incurred in the operation of the Compression Business prior to the Effective Date. All accounts payable by Seller relating to costs and expenses accruing prior to the Effective Date shall remain the responsibility of Seller. Except as provided in Section 12, below, Seller shall not be responsible for costs and expenses incurred in the operation of the Compression Business after the Effective Date, and all accounts payable generated by the Compression Business relating to the costs and expenses accruing after the Effective Date shall be the responsibility of Buyer. The Purchase Price shall be reduced by the amount of any account payable for which Seller is responsible that is paid by Buyer in connection with the post-closing operation of the Compression Business. The Purchase Price shall be increased by the amount of any account payable for which Buyer is responsible that is paid by Seller.

                  (b) All revenue generated by the Compression Business of Seller prior to the Effective Date shall belong to Seller. All revenue generated by the Compression Business after the Effective Date shall belong to Buyer. Accounts receivable generated by operation of the Compression Business by Seller prior to the Effective Date shall be invoiced by Seller and all payments received thereon shall belong to Seller. Accounts receivable generated by operation of the Compression Business on and after the Effective Date until the Closing Date shall be invoiced by Seller unless Buyer notifies Seller that Buyer will invoice such accounts receivable, and all payments received thereon shall belong to Buyer. In these regards, Seller shall be entitled to rentals paid under the compressor leases covering lease periods ending on the Effective Date and to payment for services rendered under service and maintenance agreement until the Effective Date. Seller shall not, however, be entitled to any part of revenue received by Buyer upon the sale of equipment from the inventory and work in progress included in the Acquired Assets even though Seller may have accrued costs and expenses in relation thereto prior to the Effective Date. The Purchase Price shall be increased to include any account receivable to which Seller is entitled collected by Buyer in connection with the post-closing operation of the Compression Business. The Purchase Price shall be reduced by the amount of any account receivable to which Buyer is entitled that is collected by Seller.

                  (c) The responsibility for real and personal property taxes payable on the real and personal property included in the Acquired Assets shall not be prorated. Rather, Seller shall be responsible for all real and personal property taxes for calendar year 2000 and prior calendar years and Buyer shall be responsible for all real and personal property taxes for calendar year 2001 and thereafter.

                  (d) Seller shall pay the cost of the title insurance as provided in Section 13(e). Seller and Buyer will each pay one-half of any reasonable and customary closing fee or charge imposed by any closing agent designated by the closing title insurance company. Seller will pay all state deed tax regarding the Warranty Deed to be delivered by Seller hereunder. Seller will pay the cost of recording all documents necessary to place record title in the condition warranted by Seller in this Agreement. Buyer will pay the cost of recording all other documents.

                  (e) Seller has heretofore prepared and delivered to Buyer, in accordance with this Agreement and with generally accepted accounting principles consistently applied, a settlement statement setting forth Seller's estimate of all forecasted post-closing adjustments pursuant to the provisions of this Section 5; associated calculations and the amount to be paid to Seller by Buyer at Closing (the "Preliminary Settlement Statement"). At the Closing, Buyer and Seller shall sign the Preliminary Settlement Statement to acknowledge their agreement to the provisions thereof and the Deferred Purchase Price under Section 4(b) shall be increased or reduced accordingly, effective as of the Effective Date.

                  (f) As soon as reasonable practicable after Closing, but in no event later than 90 days after Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and with generally accepted accounting principles consistently applied, a final settlement statement setting forth any adjustments or payments pursuant to the provisions of this Section 5 that were not finally determined as of Closing, the associated calculations and the resulting amount (the "Final Settlement Statement"). On or before five business days after Buyer's receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to be made in the Final Settlement Statement. The Parties shall agree with respect to the changes proposed by Buyer within five business days after Seller's receipt of Buyer's written report, and the date on which the final Purchase Price is established, which in no event shall be later than 105 days after the Closing, shall be called the "Final Settlement Date". If the Parties cannot agree regarding the Final Settlement Statement, the dispute shall be resolved as provided in
         Section 21. Adjustments pursuant to this Section 5(f) shall increase or decrease the Deferred Purchase Price under Section 4(b) effective as of the Effective Date.

                  (g) If, after the Final Settlement Statement, Seller at any time receives a payment which is payable in whole or in part to Buyer pursuant to this Section 5, such payment shall be held in trust for Buyer, and Seller shall pay to Buyer within 10 days of receipt by Seller the amount of the payment due to Buyer pursuant to this Agreement. Similarly, if Buyer receives a payment which is payable in whole or in part to Seller pursuant to this Section 5, Buyer shall hold such payment in trust for Seller and Buyer shall pay to Seller within 10 days of receipt by Buyer the amount of the payment due Seller pursuant to this Agreement. If either Party pays an invoice that is an obligation of the other Party under this Section 5, the Party subject to the obligation shall refund to the paying Party the amount paid within 10 days after receiving from the paying Party a copy of the invoice and proof of payment.

         6. Acquisition of Rights and Assumptions of Obligations and
Liabilities.

                  (a) Upon the Closing and as of the Effective Date, Buyer shall acquire any and all rights arising from or attributable to the Acquired Assets.

                  (b) Upon the Closing and as of the Effective Date, Buyer shall assume any and all obligations and liabilities arising from or attributable to the Acquired Assets, including without limitation, obligations and liabilities relating to any loss, damage, cost, liability or expense (including without limitation, damage to property, injury or death to persons, court costs and reasonable attorney fees) or penalties or fines arising from or attributable to ownership, management or operation of the Acquired Assets on and after the Effective Date.

                  (c) Except for Buyer's assumption, after the Effective Date, of Seller's obligations arising under leasehold agreements and service contracts included in the Acquired Assets, Buyer does not assume and shall have no responsibility for discharging the liabilities of Seller, whether incurred or accrued prior to or after the Effective Date. No such assumption shall be implied or construed by operation of law or otherwise. All indebtedness, obligations, claims and liabilities (absolute, contingent or otherwise) of whatsoever nature of Seller arising prior to the Effective Date (including all obligations under leasehold agreements and service contracts included in the Acquired Assets) shall be and remain the sole obligation of Seller.

         7. Conduct of Business in Ordinary Course. Between November 29, 2000 and the Closing Date, Seller has conducted and shall conduct the Compression Business and engage in transactions only in the ordinary course of business and consistent with past operating practices, except as disclosed to and approved by Buyer in writing. During that period, Seller shall use its best efforts to (i) preserve its business organization intact, (ii) keep available to itself and to Buyer the present services of the employees of Seller, and (iii) preserve for itself and for Buyer the goodwill of the customers of Seller and of others with whom Seller's business relationships exist. During that time period Seller shall not, except as otherwise disclosed to and approved by Buyer in writing or as otherwise permitted by this Agreement, (i) sell or otherwise dispose of or liquidate any of the assets of Seller except those that will be conveyed to Seller's related entities as disclosed on Schedule 7; (ii) except as may be otherwise required by regulatory authorities, grant any severance or termination pay to, or enter into or amend any employment agreement with, any of its employees, officers or directors, except for such payments pursuant to agreements between Seller and any employee which are in existence as of the date hereof and which have been disclosed to Seller or are necessary to retain employees; (iii) make any capital expenditures for fixed assets other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair; (iv) change its pricing policies or approval policies for equipment sales or leases; (v) acquire assets other than those necessary in the conduct of its business in the ordinary course; (vi) sell or otherwise divest itself of assets, except as provided for in this Agreement or has been customary in the ordinary course of Seller's business; (vii) negotiate or re-negotiate any long-term contracts except as required above; (viii) increase any benefits currently offered by Seller, including but not limited to cash compensation arrangements without the prior written consent of Buyer, provided however, Seller may allow employees to enroll in Seller's benefit program for calendar year 2001 and pay out any short-term incentive awards due to calendar year 2000 performance; or (ix) agree to do any of the foregoing.

         8. Current Information. If for any reason the Closing shall be delayed for any significant period of time after execution of this Agreement, Seller will designate one or more representatives to confer with Buyer on a regular basis until the Closing Date and, upon Buyer's request, to report the general status of the ongoing Compression Business operations of Seller. Without limiting the foregoing, Seller shall confer with Buyer regarding any proposed significant changes to Seller's asset/liability management policy and objectives. Seller shall promptly notify Buyer of any material change in its normal course of business or in the operation of the properties of Seller or of its subsidiaries, and of any governmental complaints, investigations or hearings or communications that the same may be contemplated, or of the institution or threat of any litigation involving the Seller or its subsidiaries, and shall keep Buyer fully informed as to such events.

         9. Seller's Representations and Warranties. Seller represents and warrants that:

                  (a) Existence. Seller is a corporation, duly organized and validly existing and in good standing under the laws of the State of Michigan.

                  (b) Power. Seller has the requisite power and authority to enter into and to perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated hereby will not violate any provision of Seller's certificate, articles of incorporation, bylaws or other governing documents, and to the best knowledge and belief of Seller, will not (i) conflict with, result in a breach of or constitute a default (or an event that with a lapse of time or notice, or both, would constitute a default) under any agreement or instrument to which Seller is a party or by which Seller is bound, (ii) violate any judgment, order, ruling or decree applicable to Seller and entered or delivered in a proceeding in which Seller was or is a named party, or (iii) violate any applicable law, rule or regulation applicable to Seller.

                  (c) Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of the Seller. This Agreement has been duly executed and delivered on behalf of Seller, and all documents and instruments required hereunder to be executed and delivered by Seller at the Closing shall be duly executed and delivered. This Agreement and such documents and instruments shall constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors' rights generally from time to time in effect and to general equitable principles.

                  (d) Brokers. Seller has not incurred any obligation or liability, contingent or otherwise, for brokers or finders fees in respect to the matters provided for in this Agreement that would be the responsibility of Buyer, and any such liability or obligation that might exist shall be the sole obligation of Seller.

                  (e) Foreign Person. Seller is not a "foreign person" within the meaning of Section 1445(f) of the United States Internal Revenue Code of 1986, as amended. Seller shall execute the Certificate of Non-Foreign Status that is attached hereto as Exhibit 9(e).

                  (f) Litigation. No lawsuit, action or other proceeding of which Seller has been notified affects any of the Acquired Assets, whether pending or threatened in writing.

                  (g) Condition of Contracts. To the best of Seller's knowledge, Seller's compressor leases and service contracts are in full force and effect, as of the Effective Date, in accordance with their stated terms and conditions and subject to any unexercised rights of termination set forth therein. Seller has granted Buyer access to all of Seller's files relating to such contracts; however, Seller has advised Buyer that some of such contracts are verbal only and may be terminated by the other party thereto at any time.

                  (h) Prepayments. Seller has received no prepayments from its customers for works in progress or inventory included in the Acquired Assets, or under compressor leases for lease periods after the Effective Date or under service and maintenance agreements for service and maintenance to be performed after the Effective Date.

                  (i) Title to and Other Matters Pertaining to Real Property and Acquired Assets.

                           (1) Seller has good, valid and marketable fee simple
                  title to the real property described in Schedule 1(a) (the "Real Property") free and clear of all mortgages, liens, security interests, hypothecations, rights of others, leases, subleases, occupancy agreements, adverse claims or interests, easements, covenants, title retention agreements, burdens, title defects, encroachments or other encumbrances of any kind or nature (collectively, "Liens") except as created pursuant to this Agreement, except easements and rights of way identified in that Commitment for Title Insurance dated February 20, 2001 by First American Title

                  Insurance Company; provided however, Seller does not own the oil, gas, coal and mineral rights in and under the Real Property. The Real Property was last surveyed on September 28, 1995 by Donald E. Marlatt, Surveyor No. 18660, a copy of which survey has been provided by Seller to Buyer. Seller has no reason to believe that such survey is not accurate in any respect. Seller has not granted any easements over the Real Property. There are no outstanding contracts, options or rights of first refusal to purchase the Real Property or any portion thereof or interest therein. The Real Property has access to public roads and to utilities, including electricity, natural gas and other utilities, used in the operation of the Compression Business at that location.

                           (2) Seller owns good and marketable title to the
                  Acquired Assets other than the Real Property (see paragraph
                  (1) above) free and clear of all Liens.

                           (3) Schedules 1(a), (b), (c), (d), (e) and (f) set
                  forth a description of all the Acquired Assets now owned or leased and used by Seller in the Compression Business, except as described in Schedule 9(i)(3).

                           (4) To the best of Seller's knowledge, Seller is not
                  in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of the Real Property or the Acquired Assets and Seller has not received any notice of any such violation, or the existence of any condemnation proceeding with respect to the Real Property.

                           (5) To the best of Seller's knowledge, there are no
                  improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special Taxes or charges against any of the Real Property, and there are no present assessments.

                           (6) Seller has received no notice of actual or
                  threatened reduction or curtailment of any utility service now supplied to the Real Property.

                           (7) Seller has received no notice of actual or
                  threatened cancellation or suspension of any certificates of occupancy for any portion of the Real Property.

                           (8) To the best of Seller's knowledge, Seller is not
                  in default concerning any of its obligations or liabilities regarding the Real Property.

                           (9) To the best of Seller's knowledge, the buildings,
                  structures and improvements included within the Real Property are structurally sound and in reasonably good repair and all mechanical, electrical, heating, air conditioning, drainage, sewer, water and plumbing systems are in working order.

                  (j) Tax Matters.

                           (1) Seller has, or by the Closing will have, duly and
                  timely filed all returns, reports, declarations, forms, statements, claims for refunds, schedules and other documents relating to Taxes (collectively, "Tax Returns") in connection with the Compression Business that are required to be filed on or before the Closing Date and Seller has duly and timely paid all Taxes required to be paid on or before the Closing Date.

                           (2) For purposes of this Agreement, the term "Taxes"
                  means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, value added, occupation, property, or other taxes, customs duties, fees, levies, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to taxes or additional amounts imposed by any taxing authority, domestic or foreign, upon Seller or the Acquired Assets.

                  (k) Intellectual Property Rights.

                           (1) Schedule 1(f) describes all rights in (i)
                  patents, trademarks, service marks, trade names, corporate names and copyrights, and applications filed in connection with any of the foregoing, (ii) MIS assets and (iii) mask works, trade secrets or other intellectual property rights owned by, licensed to or otherwise controlled by Seller and used in or developed for use in the Compression Business (collectively, the "Intellectual Property Rights"). Seller owns and possesses all right, title and interest, or holds a valid license, in and to the Intellectual Property Rights set forth in Schedule 1(f). Schedule 1(f) describes all Intellectual Property Rights which have been licensed to third parties and those Intellectual Property Rights which are licensed from third parties. All of the Intellectual Property Rights will be assigned to Buyer at the Closing, without the requirement that any consent to assignment be obtained or any payment be made.

                           (2) Seller has not received any notice of, nor are
                  there any facts known to Seller, which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Intellectual Property Rights. No claim by any third party contesting the validity of any Intellectual Property Rights has been made, is currently outstanding or, to Seller's best knowledge, is threatened. Seller has not been notified of any claim that Seller has, and to the best of Seller's knowledge, Seller has not, infringed, misappropriated or otherwise violated any intellectual property rights of others.

                  (l) Employees. Schedule 9(1) hereto sets forth a complete and accurate list of all employees that work in the Compression Business. No employee working in the Compression Business on the Closing Date has notified Seller of any plans to terminate his or her employment. To the best of Seller's knowledge, Seller has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of overtime, social security and other Taxes, and has no material labor relations problem pending and its labor relations are satisfactory. Notwithstanding the foregoing or any disclosure set forth in Schedule 9(1), Buyer shall not be responsible for and shall not assume any obligation of Seller or its Affiliates pursuant to any written or oral employment agreement between Seller or its Affiliates and the employees, consultants, or representatives of Seller or its Affiliates. Seller is not aware of any event prior to the Closing Date that would result in any liability for which Buyer will be responsible to any such employee, consultant or representative of Seller or its Affiliates.

                  (m) Employee Benefit Plans.

                           (1) To the extent required (either as a matter of law
                  or to obtain the intended tax treatment and tax benefits), all qualified employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") which Seller does maintain or to which it does contribute (collectively, the "Plans") comply, in all material respects, with the requirements of ERISA and the Code. With respect to the Plans, (i) all required contributions which are due have been made and a proper accrual has been made for all contributions due in the current fiscal year; (ii) there are no actions, suits or claims pending, other than routine uncontested claims for benefits; and (iii) there have been no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code).

                           (2) Seller does not contribute (and has not ever
                  contributed) to any multi-employer plan, as defined in Section 3(37) of ERISA. Seller has no actual or potential liabilities under Section 4201 of ERISA for any complete or partial withdrawal from a multi-employer plan. Seller has no actual or potential liability for death or medical benefits after separation from employment, other than (i) death benefits under the employee benefit plans or programs (whether or not subject to ERISA) and (ii) health care continuation benefits described in Section 4980B of the Code.

                           (3) To the best of Seller's knowledge, neither Seller
                  nor any of its directors, officers, employees or other "fiduciaries," as such term is defined in Section 3(21) of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to the Plans which would subject Buyer, Buyer's subsidiaries or any of their respective directors, officers, employees or affiliates to any liability under ERISA or any applicable law.

                           (4) To the best of Seller's knowledge, Seller has not
                  incurred any liability for any tax or civil penalty or any disqualification of any employee benefit plan (as defined in Section 3(3) of ERISA) imposed by Sections 4980E and 4975 or
                  Part 6 of Title I of the Code or Section 502(i) or 502(1) of ERISA or the health care coverage continuation requirements of any applicable state law which have not been settled in full with no continuing liability or obligation of Seller applicable to the Compression Business.

                           (5) Seller or an Affiliate of Seller shall be liable
                  for providing continuation of group health plan coverage as required by Section 4980B of the Code and applicable regulations ("COBRA") for all M&A Qualified Beneficiaries (as that term is defined in Prop. Treas. Reg. Section 54.4980B-9 Q/A 4) to employees of Seller whose employment has been terminated by Seller; provided however, that liability shall terminate on March 22, 2001 as to any former employee of Seller that is hired by Buyer as provided in Section 26, below and Buyer shall assume any such liability as to that employee that arises on or after that date.

                  (n) Compliance with Laws; Permits.

                           (1) To the best of Seller's knowledge, Seller and its
                  officers, directors, agents and employees have complied with all applicable federal, state, local and foreign laws, ordinances, rules, regulations and other requirements (collectively, "Laws") pertaining to consumer products safety, equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers' compensation, unemployment and building and zoning codes, which affect the Compression Business or the Acquired Assets and to which Seller may be subject, and no claims have been filed against Seller alleging a violation of any such laws, regulations or other requirements. Seller has no knowledge of any action, pending or threatened, to change the zoning or building ordinances or any other laws, rules, regulations or ordinances affecting the Compression Business or the Acquired Assets or Real Property. Seller is not relying on any exemption from or deferral of any such zoning or building ordinance or any such law, rule, regulation or other requirement that, to the best of Seller's knowledge, would not be available to Buyer after it acquires the Acquired Assets.

                           (2) To the best of Seller's knowledge, Seller has, in
                  full force and effect, all licenses, permits and certificates from Governmental Entities necessary to conduct the Compression Business and own and operate the Acquired Assets (other than Environmental Permits) (collectively, the "Permits") and has conducted the Compression Business in compliance, in all material respects, with all terms and conditions of the Permits.

                  (o) Environmental Matters.

                           (1) As used in this Agreement, the following terms
                  shall have the following meanings:

                                    (i) "Clean-up" shall mean removal and/or
                           remediation of, or other response to (including, without limitation, testing, monitoring, sampling or investigating of any kind) any Release of Hazardous Materials or Contamination, to the satisfaction of all applicable governmental agencies, in compliance with Environmental Laws and in compliance with good commercial practice.

                                    (ii) "Contamination" shall mean the presence
                           of, or Release on, under, from or to the Real Property of any Hazardous Material, except the routine storage and use of Hazardous Materials from time to time in the ordinary course of business, in compliance with Environmental Laws and in compliance with good commercial practice.

                                    (iii) "EPA" shall mean the Environmental
                           Protection Agency.

                                    (iv) "Environmental Document" shall mean any
                           document, correspondence, pleading, report, assessment, analytical result, governmental notice, license, permit or approval or other record concerning a Hazardous Material, compliance with Environmental Law, a Regulatory Action or Third Party Environmental Claim or other environmental subject.

                                    (v) "Environmental Law(s)" shall mean any
                           and all federal, state and local laws, statutes, codes, ordinances, regulations, rules, consent decrees, judicial orders, administrative orders or other requirements relating to the environment or to human health or safety associated with the environment, all as amended or modified from time to time. Environmental Laws shall include, but are not limited to, the following statutes and all rules and regulations relating thereto, all as amended or modified from time to time:

                                             (A) The Comprehensive Environmental
                                    Response, Compensation and Liability Act
                                    ("CERCLA"), as amended by the Superfund
                                    Amendments and Reauthorization Act of 1986
                                    ("SARA") 42 U.S.C.Section 9601-9675; the
                                    Resource Conservation and Recovery Act of
                                    1976 ("RCRA") 42 U.S.C.Section 6901-6991;
                                    the Clean Water Act 33 U.S.C.Section 1321 et seq; the Clean Air Act 42 U.S.C. Section 7401 et seq; the Federal Insecticide, Fungicide and Rodenticide Act ("FIFRA") 7 U.S.C.Section 136 et seq; the Toxic Substances Control Act ("TSCA") 15 U.S.C.
                                    Section 2601-2671; the Hazardous Materials
                                    Transportation Act; and the Occupational
                                    Safety and Health Act of 1970, and

                                             (B) All Michigan statutes and
                                    regulations relating to the environment or to human health or safety associated with the environment.

                                    (vi) "Hazardous Material(s)" shall mean (A)
                           any substance, the presence of which requires investigation or remediation under any Environmental Law or under common law; (B) any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or other hazardous substance which is regulated by any Environmental Law; (C) any substance, the presence of which causes or threatens to cause a nuisance or trespass upon the Real Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Real Property or properties adjacent to the Real Property; and (D) formaldehyde, urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, radon, petroleum and petroleum related products.

                                    (vii) "Regulatory Action(s)" shall mean any
                           claim, demand, action or proceeding brought or instigated by any governmental agency in connection with any Environmental Law (including, without limitation, civil, criminal and/or administrative proceedings), whether or not seeking costs, damages, penalties or expenses.

                                    (viii) "Release" shall mean the spilling,
                           leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping, or any other release or threatened release, however defined, and whether intentional or unintentional, of any Hazardous Material.

                                    (ix) "Third Party Environmental Claim(s)"
                           shall mean any claim, demand, suit, proceeding, cause of action, penalty, cost, injunction or demand for payment or compensation, asserted by any Person or entity, whether or not involving any injury or threatened injury to human health, the environment or natural resources, based on any Release or threatened Release of Hazardous Materials or Contamination, or based on any action in negligence, trespass, strict liability, nuisance, toxic tort or other Environmental Law or common law.

                           (2) To the best of Seller's knowledge, the Seller,
                  Compression Business and the Real Property are currently in compliance in all material respects with all applicable Environmental Laws. No notice of violation or any alleged violation has been issued by any governmental entity and there are no pending investigations of which Seller has been notified involving the Seller, Compression Business or the Real Property.

                           (3) To the best of Seller's knowledge, Seller and the
                  Compression Business have (i) obtained and maintained in full force and effect, or applied for, all environmental permits, licenses, certificates of compliance, approvals, renewals and other authorizations necessary to conduct the activities and business of the Seller, as currently conducted, and to own or operate the Real Property (collectively the "Environmental Permits"), (ii) conducted their activities and business in compliance with all terms and conditions of any Environmental Permits, and (iii) have filed all reports and notifications required to be filed under applicable Environmental Laws. The Seller has no reason to believe that permits applied for the operation of the Seller and the Compression Business will not be granted or extended in the ordinary course or that any grant or extension would cause the Seller to limit future operations in a manner that would have a material adverse effect on the business of the Seller.

                           (4) No Third Party Environmental Claims or Regulatory
                  Actions have been asserted or assessed against the Seller, the Compression Business or the Real Property and, to the best of the Seller's knowledge, no Third Party Environmental Claims or Regulatory Actions are pending or threatened arising out of or due to, or allegedly arising out of or due to, (i) the Release on, under or from the Real Property of any Hazardous Materials; (ii) any Contamination of the Real Property, including without limitation, the presence of any Hazardous Material which has come to be located on or under the Real Property from another location; (iii) any violation or alleged violation of any Environmental Law with respect to the Real Property or the activities of the Seller or the Compression Business; (iv) any injury to human health or safety or to the environment by reason of the past or present condition of, or past or present activities on or under the Real Property; or
                  (v) the generation, manufacture, storage, treatment, handling, transportation or other use, however defined, of any Hazardous Material by or for the Seller or the Compression Business on or off the Real Property.

                           (5) To the best of Seller's knowledge, neither Seller
                  nor any other Person has caused any Release, threatened Release, or disposal of any Hazardous Material in any material quantity on, in, at, under, or from the Real Property, and the Real Property is not adversely affected by any Release, threatened Release, or disposal of a Hazardous Material originating or emanating from any other property, except any of the foregoing permitted by, and made in accordance with, applicable Environmental Laws.

                           (6) To the best of Seller's knowledge, Seller's files
                  made available to Buyer for examination prior to Closing contain complete copies of any and all Environmental Documents of which Seller is aware.

                           (7) To the best of Seller's knowledge, neither the
                  Seller or the Compression Business have transported or arranged for the transportation for storage, treatment or disposal of any Hazardous Materials to any location which is:
                  (i) listed on the EPA's National Priorities List ("NPL") of Hazardous Waste Sites; (ii) listed on the Comprehensive Environmental Response, Compensation, Liability Information System ("CERCLIS") or on any similar state list; or (iii) the subject of any Regulatory Action which may lead to claims against the Seller for damages to natural resources, personal injury, Clean-up costs or Clean-up work, including, but not limited to, claims under CERCLA.

                           (8) To the best of Seller's knowledge, none of the
                  Real Property is listed or nominated for inclusion on the NPL or any other list, schedule, log, inventory or record, however defined, maintained by any federal, state or local governmental agency with respect to sites from which there is or has been a Release or threatened Release of any Hazardous Material or any Contamination. No part of the Real Property was ever used by Seller, nor is it now being used by Seller, or to the best of Seller's knowledge, by any other person, as a (i) storage, treatment or disposal facility for hazardous waste materials which requires a permit under RCRA or any other Environmental Laws; (ii) solid waste dump or landfill; (iii) mine; or (iv) gasoline service station. Except as disclosed on Schedule 9(o)(8), there are no underground storage tanks on the Real Property.

                           (9) To the best of Seller's knowledge, (i) Seller and
                  the Compression Business have no material liability for response of corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (ii) Seller and the Compression Business are not subject to and Seller has received no notice of any Third Party Environmental Claim involving the Seller or the Compression Business; and (iii) there are no conditions or occurrences at the Real Property which could reasonably be anticipated to form the basis for a Third Party Environmental Claim against the Seller or the Compression Business.

                           (10) To the best of Seller's knowledge, the Real
                  Property is not subject to any imminent restriction on the ownership, occupancy, use or transferability of the Real Property in connection with any Environmental Law.

                           (11) To the best of Seller's knowledge, there are no
                  liens against the Real Property arising under any Environmental Law, or based upon a Regulatory Action or Third Party Environmental Claim.

                           (12) To the best of Seller's knowledge, no material
                  expenditure will be required in order for the Buyer to comply with Environmental Laws in effect on the Closing Date in connection with the operation or continued operation of the activities of the Seller or the Compression Business.

                  (p) Disclosure. To the best of Seller's knowledge, this Agreement, the exhibits hereto, the documents delivered by Seller at Closing, the Schedules attached hereto, and the Financial Statements, taken together as a whole, do not (i) contain any untrue statement of a material fact regarding the Acquired Assets or the Compression Business or any of the other matters dealt with in this Section 9 relating to the Acquired Assets or the Compression Business or the transactions contemplated by this Agreement, or (ii) omit any material fact with the intention of making the statements contained herein or therein, in light of the circumstances in which they were made, misleading.

                  (q) Limitation and Disclaimer of Seller's Representations and Warranties. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE. SELLER DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE THAT MIGHT APPLY TO THE ACQUIRED ASSETS AND BUYER HEREBY AGREES TO ACCEPT THE TANGIBLE FIXED ASSETS, BUILDINGS AND COMPRESSOR FLEET ASSETS IN AN "AS IS" CONDITION WITH ALL FAULTS.

                  (r) Seller's Knowledge. As used in this Agreement, the term "Seller's knowledge" and the term "knowledge of Seller" and any similar phrase referring to Seller's knowledge mean the actual knowledge on the Closing Date of Seller's officers and directors.

         10. Buyer's Representations, Warranties and Disclaimer. Buyer represents and warrants to Seller that:

                  (a) Existence. Buyer is a corporation, duly organized and validly existing and in good standing under the laws of the State of Colorado. Buyer is duly qualified as a foreign corporation, licensed and in good standing in the State of Michigan and in each other jurisdiction where qualification or licensing is required, or after the Closing will be required, by the nature of its business or the character and location of its property, business or customers and in which the failure to so qualify or be licensed, as the case may be, in the aggregate, could have a material adverse effect on the business, financial position, results of operations, properties or prospects of Buyer after the Closing Date.

                  (b) Power. Buyer has the requisite power and authority to enter into and perform this Agreement, the Collateral Documents (as hereinafter defined) and the other agreements and documents to be entered into as of the Closing Date (collectively, the "Transaction Documents") and the transactions contemplated hereby and thereby. As used in this Agreement, the term "Collateral Documents" shall mean the Mortgage, the Security Agreement, the financing statements and all other documents to be entered into in order to evidence or secure the Deferred Purchase Obligations, as the same may be amended or supplemented from time to time. The execution, delivery and performance of this Agreement by Buyer, and the transactions contemplated hereby, will not violate any provision of Buyer's certificate, articles of incorporation, or organization, as the case may be, bylaws or other governing documents, and to the best knowledge and belief of Buyer, will not (i) conflict with, result in a breach of, constitute a default (or an event that with a lapse of time or notice, or both, would constitute a default) under any agreement or instrument to which Buyer is a party or by which Buyer is bound, (ii) violate any judgment, order, ruling or decree applicable to Buyer and entered or delivered in a proceeding in which Buyer was or is a named party, or (iii) violate any applicable law, rule or regulation applicable to Buyer.

                  (c) Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered on behalf of Buyer, and at the closing all documents and instruments required hereunder to be executed and delivered by Buyer shall be duly executed and delivered. This Agreement and such documents and instruments shall constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors' rights generally from time to time in effect and to general equitable principles.

                  (d) Binding Obligations. This Agreement constitutes a valid and binding agreement of Buyer, and the other Transaction Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of Buyer, in each case enforceable against Buyer in accordance with its terms, except as (i) the enforceability hereof and thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and
         (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

                  (e) Governmental Filings. All actions by or in respect of, and all filing with, any governmental authority required in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, or necessary for the validity or enforceability thereof or for the protection or perfection of the rights and interests of Seller thereunder, will, prior to the date of delivery thereof, have been duly taken or made, as the case may be, and will at all times thereafter remain in full force and effect.

                  (f) Brokers. Buyer has not incurred any obligation or liability, contingent or otherwise, for brokers or finders fees in respect to the matters provided for in this Agreement, which will be the responsibility of Seller, and any such obligation, or liability incurred by Buyer that might exist shall be the sole obligation of Buyer.

                  (g) Due Diligence. Buyer represents, warrants and covenants that it has performed, prior to Buyer's execution of this Agreement, sufficient review and due diligence, including review of file data and inspections, to evaluate the Acquired Assets to Buyer's complete satisfaction as a prudent and knowledgeable Buyer.

                  (h) Sophisticated Buyer. Buyer is a sophisticated buyer engaged in the gas compression business and knowledgeable and experienced in the evaluation and acquisition of the Acquired Assets transferred hereby and in the Compression Business relating thereto. Buyer has evaluated the benefits and risks associated with the Acquired Assets to be purchased from Seller pursuant to this Agreement and determined whether to acquire the Acquired Assets pursuant to the terms hereof based solely on Buyer's knowledge and experience, and not upon any opinion or predictions by Seller or any entity controlling or under common control with Seller.

                  (i) Solicitation. At no time was Buyer presented with or solicited by or through any public promotion or other form of advertising.

                  (j) Limitation and Disclaimer of Buyer's Representations and Warranties. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF BUYER CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE.

         11. Consents and Approvals. At the request of Buyer, Seller shall attempt to obtain the consent of the customers (the "Customers") identified on
Schedule 11 to the assignment by

Seller to Buyer of the compressor leases and service contracts that such Customers have with Seller. The receipt of written consents to the assignment from the Customers shall not constitute a condition of Closing and the failure to receive such consents shall not cause an adjustment to the Purchase Price. If such consent(s) are not received before the Closing Date from a Customer or Customers, then the affected leases and service contracts shall be excluded from this Agreement and the Parties shall execute such other agreements (e.g. subcontracts or assignments of rental proceeds) that, to the extent possible, have the same financial impact as would assignments of such leases and service contracts.

         12. Completion of Work in Process. Included in Seller's work in process are Compressor Units identified in Schedule 12 that it is fabricating for its own use. These compressor units are included among the Acquired Assets. Seller shall attempt to complete such compressor units, prior to the Closing Date and at its sole expense. If such compressor units are not completed prior to the Closing Date, Buyer shall complete the fabrication of such units for the account of Seller on a time and material basis equal to the actual costs incurred by Buyer, including a charge to cover administrative overhead incurred by Buyer equal to 3% until Closing and 8% after Closing of Buyer's actual costs. Buyer shall complete the fabrication of such units with all reasonable diligence for delivery to Seller for lease or purchase as soon as reasonably possible after the Closing Date.

         13. Conditions of Buyer to Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject, at the option of Buyer, to satisfaction on or prior to the Closing of each of the following precedent conditions:

                  (a) Representations and Warranties. The representations and warranties of Seller set forth herein shall be true and correct in all materials respects at and as of the Closing Date as though then made.

                  (b) Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements, including obtaining of the written consents as required by Section 11, to be performed or observed by it under this Agreement prior to or on the date of Closing.

                  (c) Pending Litigation. No suit, action or other proceeding by a third party (including any governmental body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement or that would have a Material Adverse Effect on the Compression Business shall be pending before any governmental body or court of law.

                  (d) Delivery of Documents. Seller shall have delivered to Buyer duly executed counterparts of the documents attached hereto as Exhibits 3(b)(1), 3(b)(2) and 3(b)(3), together with the following documents:

                           (1) Both Compressor Maintenance Agreements attached
                  hereto as Exhibit 13(d)(1).

                           (2) The Commitment Agreement attached hereto as
                  Exhibit 13(d)(2).

                           (3) The Standard Gas Compressor Equipment Master
                  Rental and Servicing Agreement attached hereto as Exhibit 13(d)(3).

                           (4) Certificate of Seller's Vice President
                  substantially in the form set forth in Exhibit 13(d)(4) dated the Closing date, stating that the conditions precedent set forth in this Section 13 have been satisfied.

                  (e) Title Insurance. Within not less than 2 days before the Closing Date, the Seller shall, at Seller's expense, obtain and deliver to Buyer a commitment issued in an amount of $940,000 by a reputable title insurance company and dated after the date hereof for the issuance of an ALTA owner's policy of title insurance covering the Real Property and indicating that Seller has good and marketable title to said lands, subject only to standard and general exceptions of the title insurance company that are deleted only on submission of a survey. After the Closing and the recording of the deed, Seller shall cause the title insurance company to deliver to Buyer, at Seller's expense, the title policy issued pursuant to the commitment.

                  (f) Access and Inspection. Seller will have allowed Buyer and Buyer's agents, access to the Real Property without charge and at all reasonable times for the purpose of Buyer's investigation and testing the same. Seller shall make available to Buyer and Buyer's agents without charge all plans and specifications, records; inventories, permits and correspondence in Seller's possession relating to Hazardous Materials affecting the Real Property; and the right to interview employees of. Seller who may have knowledge of such matters. Buyer shall pay all costs and expenses of such investigation and testing, shall restore the Real Property, and shall hold Seller and the Real Property harmless from all costs and liabilities relating to Buyer's activities. Buyer shall have been satisfied with the results of all tests and investigations performed by it or on its behalf.

                  (g) Opinion Letter. Buyer shall receive the favorable opinion of Mika, Meyers, Beckett & Jones, counsel for Seller, dated the Closing Date, addressed to Buyer and satisfactory to Buyer's counsel in form and substance, to the effect that Seller is a corporation duly organized and existing in good standing under the laws of the State of Michigan; that the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller; that this Agreement and all documents and instruments required hereunder to be executed and delivered at the Closing by Seller have been duly executed and delivered on behalf of Seller; and that this Agreement and such documents and instruments constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

                  (h) No Material Adverse Changes. Buyer shall not have been informed that in the reasonable opinion of its advisers there is, at any time prior to the Closing Date, any material adverse change in the condition (financial or otherwise), affairs, business, assets or prospects of the Compression Business or the Acquired Assets. If Buyer is so notified,

         Buyer shall have the option not to close. However, Buyer recognizes that the business of Seller is fluid and not static, and that Buyer and Seller must work together to adjust the inventory of compressors and related equipment up to and including the Closing Date.

         14. Conditions of Seller to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to satisfaction on or prior to Closing of each of the following precedent conditions.

                  (a) Performance. Buyer shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the date of Closing.

                  (b) Pending Litigation. No suit, action or other proceeding by a third party (including any governmental body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any governmental body or court of law.

                  (c) Opinion Letter. Seller shall receive the favorable opinion of Dorsey & Whitney, LLP, counsel for Buyer, dated the Closing Date, addressed to Buyer and satisfactory to Buyer's counsel in form and substance, to the effect that Buyer is a corporation duly organized and existing in good standing under the laws of the State of Colorado qualified to do business in the State of Michigan; that the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer; that this Agreement and all documents and instruments required hereunder to be executed and delivered at the Closing by Buyer have been duly executed and delivered on behalf of Buyer; and that this Agreement and such documents and instruments constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

         15. Restrictive Covenants.

                  (a) Non-Competition. Seller shall not, for a period of two years from the Effective Date, either directly or indirectly, engage in the business of manufacturing or fabricating gas compressors, or in the business of selling, leasing and maintaining gas compressors anywhere within the areas within the United States where Seller has heretofore sold or leased natural gas compressors; provided, however, that this covenant (i) shall not prohibit Seller from selling or leasing compressors fabricated for it by Buyer pursuant to the Commitment Agreement should Seller have excess compression capacity and not have sufficient need for the compression capacity that it is required thereby to buy or lease from Buyer, (ii) shall not prohibit Seller from selling or leasing any compressor that it currently owns, and (iii) shall not apply to Seller after the occurrence of an Event of Default (as hereinafter defined).

                  (b) Name Change. Seller shall change its name after the Closing Date to a name, which will not include the names "Great Lakes", "Compression" or "Great Lakes Compression" either alone or in any combination, or any variation thereof, and Seller shall not reassume any name including the names "Great Lakes", "Compression" and "Great Lakes Compression" either alone or in any combination, or any variation thereof, at any time hereafter; provided, however, Seller may use a name that includes the word "Great" or the word "Lakes" provided that both words are not used in that name.

                  (c) Enforceability. The Parties believe that the restrictive covenants contained in this paragraph 15 are reasonable. However, if any court of competent jurisdiction subsequently holds these restrictive covenants to be unenforceable or unreasonable, whether as to scope, territory or period of time specified herein, said scope, territory or period of time shall be deemed to be that declared or determined to be reasonable by that court in light of the Parties intent as evidenced in such restriction.

                  (d) Injunctive Relief. Seller recognizes that Buyer will suffer irreparable harm if the terms of this Section 15 are violated, and that it will be difficult, if not impossible, to compute Buyer's actual damages resulting from such unauthorized competition. The Parties, therefore, agree that any party may apply to a court of competent jurisdiction to enjoin any threatened or actual breach of the covenants contained herein.

         16. Employment of Seller's Personnel. Buyer presently intends to retain substantially all of the salaried and hourly employees that are employed in the Compression Business and expects to offer to the employees listed on Schedule 16 continued employment on terms and conditions generally comparable to the terms and conditions upon which such employees were employed by Seller before the Closing Date. Seller shall not attempt to discourage such employees from accepting Buyer's offer of employment on those terms. However, a review will be made of the employees that are listed on Schedule 16 and the scope of their responsibilities, and additional consideration will be given as to employees to be retained after the acquisition in light of the staffing needs of Buyer and Buyer's conclusions regarding the qualifications of each employee. Neither this Agreement nor the negotiations leading to this Agreement, nor any other actions by Buyer and Seller, other than the execution and delivery of a written employment agreement by Buyer, will create in any of such employees any rights, explicit or implied, to continued employment. Seller, or its Affiliates, shall retain all liability for payment of vacation pay accrued, and disability pay and other claims incurred, before the Closing Date by the employees of the Compression Business whose employment has been terminated by Seller, or its Affiliates.

         17. Covenants of Buyer after the Closing. As of and after the Closing and for so long as any of the Deferred Purchase Obligations remain outstanding, Buyer shall comply with and perform the following covenants, terms and conditions:

                  (a) Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                           "Affiliate" means, with respect to any Person, any
                  other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For purposes of this definition, the term "control" when used with respect to a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, partnership interests, by contract or otherwise.

                           "Approved Auditor" shall mean independent public
                  accountants reasonably acceptable to Seller. For purposes of the foregoing, HEIN + ASSOCIATES, LLP shall be deemed to be acceptable to Seller.

                           "Collateral" means all of the property which is
                  subject or is to be subject to the Liens granted by the Collateral Documents.

                           "Consolidated Subsidiary" means at any date any
                  Subsidiary or other entity the accounts of which would be consolidated with those of the Guarantor in its consolidated financial statements of such date.

                           "Debt" of any Person means at any date, without
                  duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (iv) all obligations of such Person as lessee under Capital Leases, (v) all obligations of such Person to purchase securities or other property which arise out of or in connection with the sale of the same or substantially similar securities or property, (vi) all non-contingent obligations of such Person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (vii) all obligations of others secured by a Lien on any asset of such Person, whether or not such obligation is assumed by such Person and (viii) all obligations of others guaranteed by such Person. For purposes of the foregoing, "Capital Lease" means a lease that should be capitalized on the balance sheet of the lessee prepared in accordance with GAAP.

                           "Default" means any event or circumstance that, with
                  the lapse of time, the giving of notice or both, would constitute an Event of Default.

                           "ERISA" means the Employee Retirement Income Security
                  Act of 1974, as amended.

                           "Event of Default" has the meaning set forth in
                  Section 18.

                           "GAAP" means generally accepted accounting principles
                  in the United States.

                           "Lien" means, with respect to any asset, any
                  mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, Buyer shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

                           "Person" means an individual, a corporation, a
                  partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                           "Subsidiary" means any corporation or other entity of
                  which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or otherwise having the power to direct the management of such corporation or entity, are at the time directly or indirectly owned by the Guarantor.

                  (b) Information. Buyer shall deliver or cause to be delivered to Seller the following:

                           (1) as soon as available and in any event within 120
                  days after the end of each fiscal year of Buyer, a balance sheet of Buyer as of the end of such fiscal year and the related statements of income and expenses for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion thereon by an Approved Auditor, which opinion shall state that such financial statements present fairly the financial position of Buyer as of the date of such financial statements and the results of its operations for the period covered by such financial statements in conformity with GAAP applied on a consistent basis (except for changes in the application of which such accountants concur) and shall not contain any "going concern" or like qualification or exception or qualifications arising out of the scope of the audit;

                           (2) as soon as available and in any event within
                  98 days after the end of each fiscal year of Buyer, a supplemental schedule of all of Buyer's Compressor Units (whether or not leased) as of the end of such fiscal year, as certified by an Approved Auditor;

                           (3) as soon as available and in any event within 45
                  days after the end of each of the first three quarters of each fiscal year of Buyer, a balance sheet of Buyer and the related statements of income and expenses for such quarter and for the portion of Buyer's fiscal year ended at the end of such quarter, setting forth in each case in comparative form for the corresponding quarter and the corresponding portion of Buyer's previous fiscal year, all certified (subject to normal year-end audit adjustments) as complete and correct by the chief financial officer or chief accounting officer of Buyer;

                           (4) simultaneously with the delivery of each set of
                  financial statements referred to in clauses (1), (2) and (3) above, a certificate of the chief financial officer or chief accounting officer of Buyer, (A) setting forth in reasonable detail the calculations required to establish whether Buyer was in compliance with the requirements of this Agreement, including, without limitation, the requirement to pay a portion of the Deferred Purchase as an item of the Acquired Assets is sold, on the date of such financial statements, (B) stating whether there exists on the date of such certificate any Event of Default or any event that, with the lapse of time, the giving of notice, or both, would constitute an Event of Default (a "Default") and, if any Event of Default or any Default then exists, setting forth the details thereof and the action which Buyer is taking or proposes to take with respect thereto and (C) stating whether, since the date of the most recent previous delivery of financial statements pursuant to clause (1), (2) or (3) of this Section, there has been any material adverse change in the business, financial position, results of operations or prospects of Buyer, and, if so, the nature of such material adverse change;

                           (5) simultaneously with the delivery of each set of
                  financial statements referred to in clause (1) and (2) above, a statement of the firm of independent public accountants that reported on such statements (A) stating that their audit examination has included a review of this Agreement as it relates to financial or accounting matters, (B) whether anything has come to their attention to cause them to believe that there existed on the date of such statements any Default or Event of Default, and (C) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (4) above;

                           (6) as soon as reasonably practicable after obtaining
                  knowledge of the commencement of, or of a material threat of the commencement of, an action, suit or proceeding against Buyer which could materially adversely affect the business, properties, financial position, results of operations or prospects of Buyer or which in any manner questions the validity of this Agreement, any Collateral Document or any of the other transactions contemplated hereby or thereby, the nature of such pending or threatened action, suit or proceeding and such additional information as may be reasonably requested by Seller; and

                           (7) from time to time such additional information
                  regarding the financial position, results of operations or business of Buyer as Seller may reasonably request.

         Seller shall maintain the confidentiality of all such information disclosed thereby except as Seller may deemed necessary or appropriate in enforcing its rights under this Agreement, the Collateral Documents and all other agreements and documents evidencing, guaranteeing, securing or otherwise related to the Deferred Purchase Obligations (collectively and as may be amended or supplemented from time to time, the "Purchase Money Documents") and except as Seller may be required to disclose by law, including any subpoena or court order.

                  (c) Payment of Obligations. Buyer will pay and discharge, as the same shall become due and payable, (i) all its obligations and liabilities, including all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, in any such case, if unpaid, might by law give rise to a Lien upon any of its property or assets, and (ii) all lawful Taxes, assessments and charges or levies made upon it or its property or assets, by any governmental authority, except where any of the items in clause (i) or (ii) above may be diligently contested in good faith by appropriate proceedings, and Buyer shall have set aside on its books, if required under GAAP, appropriate reserves for the accrual of any such items.

                  (d) Maintenance of Property; Insurance. Buyer will keep the Collateral in such condition and will maintain in effect such insurance on the Collateral as is required by the terms of the Collateral Documents.

                  (e) Conduct of Business and Maintenance of Existence. Buyer will continue to engage in business of the same general type as now conducted by Seller with respect to the Acquired Assets and will operate the Compression Business in at least as sound and prudent manner as it has been heretofore operated by Seller. Buyer will preserve, renew and keep in full force and effect its corporate existence and its rights, privileges and franchises necessary or desirable in the normal conduct of business.

                  (f) Sale of Assets. Buyer may sell any item included in the Acquired Assets if, and only if, Buyer pays to Seller the sum due with respect to each item in accordance with Section 4(b)(3) of this Agreement; provided however, that Buyer may not sell any of the Real Property included in the Acquired Assets or, except as permitted in the Security Agreement, any machinery or equipment used in the operation of Buyer's business at such Real Property. As to all other Collateral, Buyer will not sell, transfer or assign any of its assets without the prior approval of Seller, other than inventory and assets sold in the ordinary course of business or as otherwise expressly provided in the Collateral Documents.

                  (g) Compliance with Laws. Buyer will comply with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities [(including, without limitation, ERISA and the rules and regulations thereunder)] except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

                  (h) Accounting; Inspection of Property, Books and Records. Buyer will keep proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities, will maintain its fiscal reporting periods on the present basis and will permit representatives of Seller to visit and inspect any of its properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired. Seller shall maintain the confidentiality of all such books and records and information disclosed thereby except as Seller may deemed necessary or appropriate in enforcing its rights under the Purchase

         Money Documents and except as Seller may be required to disclose by law, including any subpoena or court order.

                  (i) Debt. Buyer will not incur or at any time be liable with respect to any Debt except (i) Debt outstanding under this Agreement and (ii) Debt secured by a Lien permitted under Section 17(j) of this Agreement.

                  (j) Restriction on Liens. Buyer will not at any time create, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired by it or assign or subordinate any present or future right to receive assets except:

                           (1) any Liens created by the Collateral Documents;

                           (2) any purchase money security interest on any
                  capital asset of Buyer if such purchase money security interest attaches to such capital asset concurrently with the acquisition thereof; provided, that the aggregate amount of Debt secured by all such purchase money security interests does not exceed $100,000 in the aggregate at any one time outstanding and provided, that no such purchase money security interest shall extend to or cover any of the Acquired Assets or any other property or asset of Buyer other than the capital asset so purchased;

                           (3) Liens securing Taxes, assessments or governmental
                  charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons; provided (A) with respect to Liens securing state and local Taxes, such Taxes are not yet payable, (B) with respect to Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and the like, such Liens are unfiled and no other action has been taken to enforce the same, or such claims or demands are paid within thirty (30) days after such Liens are filed, or (C) with respect to Taxes, assessments or governmental charges or levies or claims or demands secured by such Liens, payment of which is not at the time required by Section 17(b);

                           (4) Liens not securing Debt which are incurred in the
                  ordinary course of business in connection with workmen's compensation, unemployment insurance, social security and other like laws;

                           (5) any Lien arising pursuant to any order of
                  attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;

                           (6) zoning restrictions, easements, licenses,
                  reservations, covenants, conditions, waivers, restrictions on the use of property or other minor encumbrances or irregularities of title which affected the Real Property on the Closing Date, or which do not materially impair the use of any property used in the operation or business of Buyer or the value of such property for the purpose of such business.

                  (k) Consolidations, Mergers and Sales of Assets. Buyer will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or, except in the ordinary course of business, any substantial part of its assets to any other Person.

                  (l) Transactions with Affiliates. Buyer will not directly or indirectly, pay any funds to or for the account of, make any investment in, engage in any transaction with or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate of Buyer, except that Buyer may make payment or provide compensation (including without limitation the establishment of customary employee benefit plans) for personal services rendered by employees and other Persons on terms fair and reasonable in light of the circumstances under which such services were or are to be rendered. Nothing in this Section 17(1) shall prohibit Buyer from making sales to or purchases from any Affiliate and, in connection therewith, extending credit or making payments, or from making payments for services rendered by any Affiliate, if such sales or purchases are made or such services are rendered in the ordinary course of business and on terms and conditions at least as favorable to Buyer as the terms and conditions which would apply in a similar transaction with a Person not an Affiliate, or prohibit Buyer from participating in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement with any Affiliate if Buyer participates in the ordinary course of its business and on a basis no less advantageous than on the basis on which such Affiliate participates.

                  (m) Restricted Payments. Buyer will not (i) declare or pay any dividend or other distribution on any shares of Buyer's capital stock,
         (ii) make any payment on account of the purchase, redemption, retirement or acquisition of (A) any shares of Buyer's capital stock (except shares acquired upon the conversion thereof into other shares of its capital stock) or (B) any option, warrant or other right to acquire shares of Buyer's capital stock, (iii) make any payments or loans to directors, officers or shareholders of Buyer other than reasonable salaries and benefits to officers employed on a full time basis by Buyer, or (iv) return or distribute any capital to shareholders of Buyer.

                  (n) Investments. Buyer will not make or acquire any investment in any Person (whether by share purchase, capital contribution, loan, time deposit or otherwise) other than (i) in direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) in commercial paper rated in the highest grade by a nationally recognized credit rating agency,
         (iii) in time deposits with, including certificates of deposit issued by Western National Bank or any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $200,000,000, provided in each case that such investment matures within one year from the date of acquisition thereof by Buyer and (iv) loans and advances to employees for travel in the ordinary course of business and in an amount consistent with past practice.

                  (o) Transactions with Other Persons. Buyer shall not enter into any agreement with any Person whereby any of them shall agree to any restriction on Buyer's right to amend or waive any of the provisions of this Agreement or the Collateral Documents.

                  (p) Capital Expenditures. Buyer will not directly (by the way of the acquisition of securities of a Person or otherwise) make or commit to make any expenditures in respect of the purchase or other acquisition of fixed or capital assets (excluding normal replacements and maintenance which are properly charged to current operations), except for expenditures in the ordinary course of business.

                  (q) Independence of Covenants. All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.

         18. Events of Default by Buyer.

                  (a) The occurrence on or after the Closing of any one or more of the following events shall constitute an "Event of Default" under this Agreement:

                           (1) Buyer shall fail to pay when due any portion of
                  the Deferred Purchase Price or interest on the Deferred Purchase Price, and such failure shall continue for five (5) days after the due date;

                           (2) Buyer shall fail to pay any other sum due under
                  this Agreement or the Collateral Documents (other than as described in clause (1) above), and such failure continues for ten (10) days after notice by Seller to Buyer;

                           (3) Buyer shall fail to observe or perform any
                  covenant contained in Section 17(f), (i), (j), (k), (1), (m),
                  (n), (o) or (p) or the Guarantor shall fail to observe or perform any covenant contained in Section 11(e), (h), (i),
                  (j), (k), (1), (m), (n) or (p) of the Guaranty;

                           (4) Buyer shall fail to observe or perform any
                  covenant or agreement contained in this Agreement or in the other Purchase Money Documents (other than those covered by clauses (1), (2) or (3) above), or Guarantor or any Subsidiary shall fail to observe or perform any covenant or agreement contained in the Guaranty or any of the other Purchase Money Documents, in either case for 30 days after written notice thereof has been given to Buyer by Seller;

                           (5) any representation, warranty, certification or
                  statement made by Buyer in this Agreement or any other Purchase Money Document to which it is a party or by the Guarantor or any Subsidiary in the Guaranty or any other Purchase Money Document, or in any certificate, financial statement or other document delivered pursuant hereto or thereto, shall prove to have been incorrect in any material respect when made;

                           (6) Buyer, and Subsidiary, or Guarantor shall fail to
                  make any payment in respect of any Debt when due or within any applicable grace period;

                           (7) any event or condition shall occur which results
                  in the acceleration of the maturity of any Debt of Buyer, any Subsidiary or Guarantor or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

                           (8) Buyer, any Subsidiary or Guarantor shall commence
                  a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

                           (9) an involuntary case or other proceeding shall be
                  commenced against Buyer, any Subsidiary or Guarantor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against Buyer, any Subsidiary or Guarantor under the federal bankruptcy laws as now or hereafter in effect;

                           (10) one or more judgments or orders for the payment
                  of money in excess of $100,000 shall be rendered against Buyer, any Subsidiary or Guarantor and such judgment or order shall continue unsatisfied for a period of 21 days during which execution shall not be effectively stayed;

                           (11) (A) any Collateral Document shall cease for any
                  reason to be in full force and effect or shall cease to be effective to grant a perfected security interest in the Collateral with the priority stated to be created thereby or shall cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by Buyer, any Subsidiary or Guarantor, or Buyer, any Subsidiary or Guarantor shall deny that it has any further liability or obligation under a Purchase Money Document to which it is a party, or (B) any creditor of Buyer, any Subsidiary or Guarantor shall obtain possession of any of the Collateral by any means, including, without limitation, levy, distraint, replevin or self-help, or any such creditor shall establish or obtain any right in the Collateral which is equal to or senior to the security interests of Buyer in such Collateral;

                           (12) the Guaranty shall at any time and for any
                  reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by Guarantor, or Guarantor shall deny that it has any further liability or obligation under or shall fail to perform its obligations under the Guaranty;

                           (13) any event shall occur which, under the terms of
                  any of the Collateral Documents, would entitle Seller to accelerate the maturity of the Deferred Purchase Price;

                           (14) any substantial (in excess of $25,000) uninsured
                  loss, theft, damage or destruction of the Collateral; or

                           (15) Seller's good faith determination that a
                  material adverse change in financial condition of Buyer or Guarantor has occurred since the Closing Date.

                  (b) Seller's Remedies upon Event of Default. Upon the occurrence and continuance of an Event of Default, Seller may, at its option, (i) declare the Deferred Purchase Price to be, and the Deferred Purchase Price and all accrued and unpaid interest thereon shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Buyer, (ii) realize on any or all of the Collateral pursuant to the Collateral Documents, (iii) demand and collect all sums due under the Guaranty, and (iv) exercise such other rights and remedies as may be available under this Agreement, the other Purchase Money Documents or at law or in equity.

                  (c) No Waivers. No failure or delay by Seller in exercising any right, power or privilege hereunder or under any of the Purchase Money Documents shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  (d) Expenses. Buyer shall pay (i) all out-of-pocket expenses of Seller, including the reasonable fees and disbursements of special counsel for Seller, in connection with any waiver or consent hereunder or any amendment hereof or any Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by Seller, including reasonable fees and disbursements of counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. Except as provided in paragraph 5(d) of this Agreement, Buyer shall indemnify Seller against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Collateral Documents.

                  (e) Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, Seller or any of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all amounts at any time owed to Buyer or its Affiliates and other indebtedness at any time owing by Seller or its Affiliates to or for the credit or the account of Buyer or its Affiliates against any and all of the obligations now or hereafter existing under this Agreement or any other Purchase Money Document for its account, irrespective of whether Seller shall have made any demand hereunder and although such obligation may be unmatured.

         19. Further Assurances. After Closing, Seller and Buyer agree to take such further actions and to execute, acknowledge and deliver such further documents that are necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto. The Parties shall cooperate at all times after Closing to execute and record correction instruments to correct scrivener's errors in the preparation of the Closing documents.

         20. Related Agreements. Buyer and Seller have heretofore entered into that certain Non-Disclosure Agreement dated October 12, 2000, the terms of which are incorporated herein by reference.

         21. Dispute Resolution. Except as provided in Section 15(d) of this Agreement, any disagreement between Buyer and Seller hereunder or under the transactions contemplated hereby shall be referred for decision to the Presidents of each party hereto or their designees. In the event that the referred matter is not then resolved within ten (10) days following the referral, and unless this period is extended by mutual agreement, such matter shall be submitted and settled by arbitration in Traverse City, Michigan, pursuant to the then-prevailing rules of the American Arbitration Association. The arbitrators shall consist of one person selected by Buyer, one person selected by Seller and one person selected by the two arbitrators so selected. At least one of the arbitrators shall be a lawyer having at least ten years of experience in the oil and gas service industry. In the event that the arbitrators selected by Buyer and Seller are unable jointly to select a third arbitrator, Buyer and Seller (or the arbitrators selected by them) shall request that the American Arbitration Association in Washington, D.C. designate such third person. The decision of arbitrators pursuant to this Section 21 shall be final and binding upon Buyer and Seller, and judgment upon any such decision may be entered in any court that would ordinarily have jurisdiction over Seller or Buyer, as the case may be, and the subject matter of such arbitration. The fees and expenses of the arbitrators incurred in connection with the review and determination of any disputed matter shall be borne equally between the Seller and the Buyer unless otherwise directed by the arbitrators. Each Party shall be solely responsible for the fees and expenses incurred by it in connection with the arbitration. Notwithstanding anything in this Agreement to the contrary, the dispute resolution procedures of this Section 21 shall not apply to the Deferred Purchase Obligations unless the Parties mutually agree otherwise in writing.

         22. Indemnification.

                  (a) Seller agrees to indemnify in full Buyer and its officers, directors, employees, agents and stockholders (collectively, the "Buyer Indemnified Parties") and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), whether or not actually incurred or paid prior to the Effective Date (collectively, "Losses"), which Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of (i) any misrepresentation in any of the representations and warranties of Seller contained in this Agreement or in any exhibits, schedules, certificates or other documents delivered or to be delivered by or on behalf of Seller or Buyer pursuant to the terns of this Agreement or otherwise referenced or incorporated in this Agreement (collectively, the "Related Documents"), (ii) any breach of, or failure to perform, any agreement of Seller contained in this Agreement or any of the Related Documents, (iii) any "Claims" (as defined in Section 22(e)(1) hereof) or threatened Claims against Buyer arising out of the action or inactions of Seller with respect to the Acquired Assets or the Compression Business prior to the Closing, or
         (iv) Clean-up reasonably required as a result of a Release of Hazardous Materials by Seller on, under or from the Real Property prior to the Closing Date; provided however, Seller shall be entitled at its option, to effectuate the Clean-up caused by the Release using it own tools or by hiring an independent contractor to work under its direction (collectively, "Buyer Losses").

                  (b) Seller shall be liable to Buyer Indemnified Parties for any Buyer Losses (i) only if Buyer or another Buyer Indemnified Party delivers to Seller written notice, setting forth in reasonable detail the identity, nature and amount of Buyer Losses related to such claim or claims prior to the second anniversary of the Closing Date and (ii) only if the aggregate amount of all Buyer Losses exceeds $25,000 (the "Basket Amount"), in which case Seller shall be obligated to indemnify the Buyer Indemnified Parties only for the excess of the aggregate amount of all such Buyer Losses over the Basket Amount. A Buyer Indemnified Party's failure to provide the detail required by clause
         (i) in the preceding sentence shall not constitute either breach of this Agreement lay the Buyer Indemnified Party or any basis for Seller to assert that the Buyer Indemnified Party did not comply with the terms of this Section 22 sufficient to cause the Buyer Indemnified Party to have waived its rights under this Section 22 unless Seller demonstrates that its ability to defend against any Claims with respect thereto has been materially adversely affected.

                  (c) Subject to the limitations of Section 22(d), Buyer agrees to indemnify in full the Seller, and its officers, directors, employees, agents and stockholders (collectively, the "Seller Indemnified Parties") and hold them harmless against any Losses which any of the Seller Indemnified Parties may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations and warranties of Buyer contained in this Agreement or in any of the Related Documents, (ii) any breach of, or failure to perform, any agreement of Buyer contained in this Agreement or any of the Related Documents, or (iii) any Claims or threatened Claims against Seller arising out of the actions or inactions of Buyer with respect to the Assets or the Compression Business after the Closing (collectively, "Seller Losses").

                  (d) Buyer shall be liable to the Seller Indemnified Parties for any Seller Losses (i) only if Seller or another Seller Indemnified Party delivers to Buyer written notice, setting forth in reasonable detail the identity, nature and amount of Seller Losses related to such claim or claims prior to the second anniversary of the Closing Date, except to the extent that such Losses relate to Claims described in
         Section 22(c)(iii) above, and (ii) only if the aggregate amount of all Sellers' Losses exceeds the Basket Amount, in which case Buyer shall be obligated to indemnify the Seller Indemnified

         Parties only for the excess of the aggregate amount of all such Seller Losses over the Basket Amount. A Seller Indemnified Party's failure to provide the detail required by clause (i) in the preceding sentence shall not constitute either a breach of this Agreement by the Seller Indemnified Party or any basis for Buyer to assert that the Seller Indemnified Party did not comply with the terms of this Section 22 sufficient to cause the Seller Indemnified Party to have waived its rights under this Section 22 unless Buyer demonstrates that its ability to defend against any Claims with respect thereto has been materially adversely affected.

                  (e) As used herein, an "Indemnified Party" shall refer to a "Buyer Indemnified Party" or "Seller Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

                           (1) In the event that any of the Indemnified Parties
                  is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within 20 business days after the Notifying Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then in each such case, the Indemnified Parties alone shall be entitled to contest, defend, or settle such claims in the first instance and, if the Indemnified Parties do not contest, defend or settle such claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

                           (2) In the event any Indemnified Party should have a
                  claim against any Indemnifying Party that does not involve a Claim, the Notifying party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fail to notify the Notifying Party within 30 days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its Liability with respect to such claim, the dispute shall be reached pursuant to Section 21 of this Agreement.

                           (3) After the Closing, the rights set forth in this
                  Section 22 shall be each Party's sole and exclusive remedies against the other party hereto for misrepresentations or breaches of covenants contained in this Agreement and the Related Documents. Notwithstanding the foregoing, nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud or other intentional breach of any obligation of or with respect to either Party in connection with this Agreement and the Related Documents. In the event such action is brought, the prevailing Party's attorneys' fees and costs shall be paid by the non prevailing Party.

         23. Post-Closing Access to Information. Buyer shall be entitled to access to the books and records of Seller at reasonable times and places for a period of 180 days after the Closing Date for the purpose of auditing the operations of the Compression Business by Seller during the years 1998 through 2001.

         24. Miscellaneous Provisions.

                  (a) Governing Law and Jurisdiction of Disputes. This Agreement and all instruments executed in accordance herewith shall be governed by and interpreted in accordance with the laws of the State of Michigan, without regard to conflict of law rules that would direct the application of the laws of another jurisdiction. The exclusive venue for any proceeding in a court of law relating to this Agreement shall be a court of competent jurisdiction located in Grand Traverse County, Michigan.

                  (b) Entire Agreement. This Agreement and the attached exhibits constitute the entire agreement between the Parties and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties; provided, however, this provision shall not apply to paragraphs 10(b) and 12 of that letter of intent dated November 29, 2000, between the Parties, which paragraphs remain in full force and effect as written. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties.

                  (c) Waiver. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless other expressly provided.

                  (d) Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

                  (e) Assignment. Neither Party shall assign this Agreement, or any of its rights or obligations hereunder, without the prior written consent of the other Party, which consent may be withheld in such other Party's sole discretion. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. However, in any event Buyer and Seller shall remain responsible and liable for the performance of their obligations under this Agreement, in addition to their respective successors and assigns. All conveyances of all or any portion of the Acquired Assets shall expressly recognized and perpetuate the rights and obligations set forth in this Agreement.

                  (f) Notices. Any notice provided or permitted to be given or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery or by registered or certified U.S. mail, addressed to the Party to be notified, postage prepaid, return receipt requested. Notice deposited in the mail in any manner herein above described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice serviced in any other manner (including by facsimile delivery) shall be deemed to have been given and received only if and when actually received by the addressee. For the purposes of notice, the addresses of the Parties shall be as follows:

                  SELLER:

                  Great Lakes Compression, Inc.
                  16945 Northchase Drive
                  Suite 1750
                  Houston, Texas 77060
                  Attention:  Mr. G. E. Lake Jr.
                  Telephone:  (281) 873-3662
                  Fax:  (281) 873-3639

                  BUYER:

                  Natural Gas Acquisition Corporation
                  2911 SCR 1260
                  Midland, Texas 79706
                  Attention:  Mr. Wallace C. Sparkman
                  Telephone:  (915) 563-3974
                  Fax:  (915) 563-5567

         Each Party shall have the right, upon giving three days prior notice to the other in the manner herein above provided, to change its address for the purposes of notice to any other street address.

                  (g) Expenses. Each Party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, without limitation, fees and expenses of its own legal counsel and accountants).

                  (h) Severability. The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in the case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

                  (i) Damages. The Parties waive any rights to special, indirect, punitive, exemplary or consequential damages resulting from a breach of this Agreement.

                  (j) No Third Party Beneficiary. This Agreement is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third party beneficiaries.

                  (k) Survival. All representations and warranties on the part of Buyer and Seller in this Agreement or in any document delivered pursuant to this Agreement, including the closing documents, shall survive the Closing and shall terminate and become unenforceable on the second anniversary of the Closing Date. Buyer's obligation to pay the Deferred Purchase Price shall continue until the Deferred Purchase Price is fully paid as herein provided.

                  (l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (m) Not Construed Against Drafter. Buyer and Seller acknowledge that they have read this Agreement, have had the opportunity to review it with an attorney of their respective choice, and have agreed to all of its terms. Under these circumstances, Buyer and Seller agree that the rule of construction that a contract be construed against the drafter shall not be applied in interpreting this Agreement, and that in the event of any ambiguity in any of the terms or conditions of this Agreement, including any exhibits hereto, and whether or not placed of record, such ambiguity shall not be construed for or against either Party on the basis that such Party did or did not author the same.

                  (n) Publicity. Seller and Buyer shall consult with each other with regard to all publicity and other releases and disclosures to be made prior to, at or after closing concerning this Agreement and the transactions contemplated hereby, which are not otherwise expressly permitted by any confidentiality agreement executed by the Parties and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, neither Party shall make any disclosure or issue any publicity or release without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

                  (o) Time of Performance. Time is of the essence in the performance of all covenants and obligations under this Agreement.

                  (p) No Partnership Created. It is not the purpose or intent of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as agent or principal for each other with respect to any matter related hereto.

                  (q) Execution by Facsimile. The Parties may execute and exchange counterparts of this Agreement and the other instruments and documents that they are required to deliver hereunder using telephonic facsimile with like effect as if executed originals were delivered; provided however, the executed originals of the faxed counterparts shall be exchanged between to the Parties with a five (5) business day of the Closing Date.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.


                                         BUYER:

                                         NATURAL GAS ACQUISITION CORPORATION


                                         By:/s/ Wallace C. Sparkman
                                            -----------------------------------
                                            Wallace C. Sparkman

                                         Its:  President

                                         SELLER:

                                         GREAT LAKES COMPRESSION, INC.


                                         By:/s/

                                         Its: